Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Itamar Medical Ltd.

We consent to the incorporation by reference in the registration statements (Nos. 333-230799 and 333-236883) on Form S-8 of Itamar Medical Ltd. of our report dated March 30, 2020, with respect to the consolidated statements of financial position of Itamar Medical Ltd. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 20-F of Itamar Medical Ltd.

Our report refers to a change in method of accounting for leases.

/s/ Somekh Chaikin

Certified Public Accountants (Israel)

A member firm of KPMG International

Tel Aviv, Israel

April 3, 2020